Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES 3-FOR-2 STOCK SPLIT

Long Beach, California (April 27, 2011) – Molina Healthcare, Inc. (NYSE: MOH) today announced that its Board of Directors has authorized a 3-for-2 stock split of the Company’s Common Stock, to be effected in the form of a stock dividend of one share of the Company’s common stock for every two shares outstanding.

The record date for the stock split is May 9, 2011.  The distribution of the stock dividend will be made on May 20, 2011, and trading of Molina Healthcare shares on a split-adjusted basis will begin on May 23, 2011.  Giving effect to the stock split, the number of outstanding shares of Molina Healthcare stock will increase to approximately 45.87 million shares.  Fractional shares will be paid in cash based on the closing market price on the record date.

“Our Board of Directors authorized the stock split to improve liquidity and maximize shareholder value,” said J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare.  “We are pleased to expand the opportunity for additional investors to participate in our success and to provide existing shareholders with a stock dividend to reward them for their continuing confidence in our company.”

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Molina’s licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.6 million members, and the Company’s subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, the risk factors discussed in greater detail in our periodic reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements.  All forward‐looking statements in this release represent our judgment as of April 27, 2011, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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